EXHIBIT 99

 Media:
Luis Diaz-Perez
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

For Immediate Release
June 29, 2001

Peoples Energy Announces Third Quarter Earnings Guidance

CHICAGO - Peoples Energy (NYSE: PGL) today announced earnings per share guidance for the third quarter of fiscal year 2001. Earnings are expected to be in the range of $.25 to $.30 per share for the three-month period ending June 30, 2001 reflecting the effect of weather for the quarter that is 14% warmer than normal and 9% warmer than the same period last year. Notwithstanding the negative impact of the third-quarter weather, the Company expects earnings for the fiscal year to be near the midpoint of the previously announced range of $3.15 to $3.25 per share.

Peoples Energy plans to release third quarter earnings on Friday, July 27, 2001, before the market opens. A teleconference call will be held at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at and click on the Live Webcast icon. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 1104582. The replay will be available through Friday, August 3, 2001.

Peoples Energy is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's earnings forecasts. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: the company's success in identifying diversified energy opportunities on financially acceptable terms and generating earnings within a reasonable time; adverse resolution of material litigation; developments in the company's utility subsidiaries' mercury inspection and remediation program; general U.S. and Illinois economic conditions; business and competitive conditions resulting from deregulation and consolidation of the energy industry; the timing and extent of changes in energy commodity prices and interest rates; and regulatory developments in the U.S., Illinois and other states where Peoples Energy has business activities. Some of the uncertainties that may affect future results are discussed in more detail under "Item 1 - Business" of Peoples Energy's Form 10-K for the year ended September 30, 2000. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

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